SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]    Definitive Proxy Statement
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[ ]    Soliciting Material Pursuant to section 240.14a-11(c) or section
       240.14a-12

                     NOVAMETRIX MEDICAL SYSTEMS INC.

 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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

                                                November 20, 1996

Dear Fellow Stockholders:

     At our annual meeting on Monday, we will consider one of the most important decisions in the Company's history, the merger with Andros. I am therefore imposing on your attention one last time to solicit your support.

     As many of you know, I have been with the Company since 1978, and I have had the privilege and responsibility of being Chief Executive Officer since 1991. Over the last five years, with the help of a dedicated group of employees, we have brought the Company back from the brink of bankruptcy to a solid financial and competitive footing. We have returned the Company to profitability, increased stockholders' equity, introduced new products and raised the market price of our stock so it is trading well above the average P/E ratio for our industry. As a result, we are now in a position to triple our size through the Andros merger, and to open a new chapter in the Company's history.

     If the merger were not approved, I am confident the Company would continue to grow, although at a slower rate than it would with the merger. But I do not foresee the Company soon achieving the level of value we stockholders are all hoping for without the increase in revenues and earnings that will result from the Andros merger.

     The 13D Group apparently believes that there is another alternative to the Andros merger: a sale of the Company at a significant premium over the market price.

     I personally own over 350,000 shares of the Company's stock. Like the 13D Group, I would like to believe that my stock could be sold for $10 to $12 per share. But after examining industry transactions over the past several years, neither I nor our investment bankers believe the Company can be sold for a significant premium over the current market price. Therefore, in order to realize what we believe is the inherent value of the Company - its products, its research and development, its dedicated employees and loyal customers - we are pushing ahead with our plan to create value through the Andros merger.

     I have devoted the last 18 years of my life to this Company, and I firmly believe the Andros merger will enhance value for all stockholders. I hope you will agree with me, and give your proxy to management.

     Since time is short and your vote important, we have established a method to enable you to vote via toll-free ProxyGram. To be sure your vote is received in time, we urge you to vote today. Please take a few minutes of your time to follow the simple steps listed below.

     Thank you for your support.

                                                   Sincerely yours,

                                                   William J. Lacourciere
                                                   Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer

TOLL-FREE PROXYGRAM OPERATORS WHO ARE INDEPENDENT OF THE COMPANY
ARE AVAILABLE TO ASSIST YOU NOW!!!

INSTRUCTIONS

1.  Call Toll-Free 1-800-437-7699 between 8:00 a.m. and 12:00 midnight eastern time.

2. Tell the operator that you wish to send a collect ProxyGram to ID No. 4294, Novametrix Medical Systems Inc.

3.  State your name, address and telephone number.

4. State your confidential account number and number of shares as shown below:

         Confidential Account Number:  <AcctNum>
         Number of shares:             <NumShares>

5. By giving the information called for by items 3 to 4, you indicate your present intention to authenticate the proxy as genuine and effective, just as if you had manually signed and returned the proxy card.

If you need assistance in voting, please call our solicitor, Georgeson & Company Inc., toll-free at 1-800-223-2064.


NOVAMETRIX MEDICAL SYSTEMS INC.

PROXY - Annual Meeting of Stockholders - November 25, 1996

COMMON STOCK

[Text of Proxy Card]